Exhibit 10.9

SenesTech, Inc.

3140 N. Caden Ct., Ste 1

Flagstaff, AZ 86004

November 20, 2015

Thomas Chesterman
12536 Alpine Dr.

Anchorage, AK 99516

Dear Tom:

SenesTech, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer, on the following terms.

You will report to Company’s Chief Executive Officer (“CEO”). You will work with the Board of Directors, and specifically the Audit Committee, in required and traditional capacities.

You will work at our facility located in Flagstaff, Arizona. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your salary will be $250,000 per year initially, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. Your salary may be paid up to 50% in stock options until the Company is in a financial position to pay it entirely in cash, to be determined by the CEO.

In addition, you will be eligible for a performance bonus, amounts to be determined at least annually by mutual agreement on the achievement of personal and company goals. Such bonus amount will be targeted at no less than $200,000 per annum.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. In addition to the standard benefits, you will be entitled to 20 days (four weeks) of vacation leave and 10 days (two weeks) of sick leave. To the extent possible, time off should be scheduled in consultation with your superior in order to minimize the disruption to the Company’s business. Also, as is the practice for all C-level executives, the Company will provide $1 million in term life insurance, subject to underwriters’ approval.

The Company will grant you an initial option to purchase 600,000 (six hundred thousand) shares of the Company’s common stock at $0.10 per share, based upon the Company’s current 409A valuation (the “Initial Option”). The Initial Option will be governed by the terms and conditions of the Company’s 2015 Stock Option Plan (the “Plan”) and your grant agreement, and will include a four year vesting schedule, under which l/48th of the total shares will vest at the end of each month following the vesting commencement date of December 1, 2015, until either the Initial Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first; provided that vesting shall accelerate in full upon a change of control of the Company. For purposes of the Initial Option (and any restricted stock purchase agreement if the Initial Option is exercised early), “change of control of the Company” shall mean: (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (c) any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. For purposes of this agreement and your Initial Option (and any restricted stock purchase agreement if the Initial Option is exercised early), “cause” for termination will mean: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of your duties to the Company; (d) persistent unsatisfactory performance of job duties after written notice from the Board and a reasonable opportunity to cure (if deemed curable); (e) intentional damage to any property of the Company; (f) misconduct, or other violation of Company policy that causes harm; (g) breach of any written agreement with the Company; and (h) conduct by you which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

The Initial Option may be early exercised by you by entering into a restricted stock purchase agreement in a form acceptable to the Company that includes a lapsing repurchase right for the Company to purchase the unvested shares at the original purchase price in the event your continuous service (as defined in the Plan) terminates, subject, in the case of the Initial Option, to the same acceleration terms in the event of a change of control of the Company or in connection with a termination of service by the Company without cause in connection with an initial public offering by the Company.

As a Company employee, you will be expected to abide by Company rules and policies as adopted from time to time. The Company will reimburse you for reasonable expenses incurred in the performance of your duties for the Company in accordance with the Company’s rules and policies. In addition, the Company will reimburse submitted receipts for the cost of relocation of household goods to Flagstaff subsequent to but within 12 months of an IPO.

As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Coconino County, Arizona conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on December 1, 2015.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Thomas F. Ziemba
Thomas F. Ziemba, CEO

Acknowledged and Accepted:

/s/ Thomas Chesterman	11/20/15
Thomas Chesterman	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement